Exhibit 10.3(d)

HORACE MANN EDUCATORS CORPORATION
2010 Comprehensive Executive Compensation Plan

(as amended and restated effective May 20, 2015)

Performance-Based Restricted Stock Units Agreement – Employee Grantee

This Performance-Based Restricted Stock Units Agreement (“Agreement”) (consisting of this designations page and the Performance-Based Restricted Stock Units Terms and Conditions attached hereto or delivered concurrently herewith) evidences the grant by HORACE MANN EDUCATORS CORPORATION, a Delaware corporation (the “Company”) to you of performance-based Restricted Stock Units (“Units”) under the 2010 Comprehensive Executive Compensation Plan (as amended and restated effective May 20, 2015) (“Plan”), as an employee of the Company.

Designations:

Employee Grantee (“you”)	«First_NameLast_Name»

Grant Date:	March 7, 2017

Target Number of Units Granted:	«Perf_Base_RSU___text»

Performance Period:	January 1, 2017 through December 31, 2019

Vesting: Except as otherwise provided in this Agreement, the number of Units earned based on satisfaction of performance goals at the end of the Performance Period shall, subject to your continued employment, become vested and nonforfeitable as follows:

100% of the earned Units shall vest on the January 1st after the end of the expiration of the Performance Period.

Performance Goals: Performance Goals are as follows:

Relative(1) Measures	Weighting	Threshold(2)	Target(2)	Maximum(2)
TSR(3)	40%	25th%ile Ranking vs Peer Co’s	50th%ile Ranking vs Peer Co’s	90th%ile Ranking vs Peer Co’s
Operating ROE(4)	40%	25th%ile Ranking vs Peer Co’s	50th%ile Ranking vs Peer Co’s	90th%ile Ranking vs Peer Co’s

Absolute Measure

Total Written(5) Premium Growth	20%	2%	3%	4%

(1)	Peer group comprised of Russell 2000 Index insurance companies excluding brokerage, reinsurance, financial guarantee, and health companies
(2)	Threshold award (25th percentile) is 50% of target LTI opportunity; Target award (50th percentile) is 100%; Maximum (90th percentile) is 200% of target. Awards for results between Threshold-Target and Target-Maximum will be interpolated
(3)	Total Shareholder Return for the 3 year period. Measures from the average price 5 trading days before and 5 trading days after the beginning of the measurement period (1/1/17) to the average price 5 trading days before and 5 trading days after the end of the measurement period (12/31/19) (Source: Bloomberg)

(4) Average annual Operating Income Return on Average Equity (excluding FAS 115) for the 3 years (Source: SNL)

(5)	Total Revenue Growth - Measured as the CAGR over the period 12/31/2017 to 12/31/2019 for Written Premium Growth for HMN auto, property, and life and Total Retirement sales for annuity (HMN, RIA, and institutional platform) and HMGA.

Earned awards for performance levels between threshold and target performance levels and between target and maximum performance levels are calculated based on a straight-line interpolation.

Settlement: The Units, together with Units, if any, credited as a result of Dividend Equivalents, will be settled by delivery of one share of the Company’s Stock for each Unit being settled, as follows: (Administrator to check one)

___ No election to defer settlement has been made and the Units shall be settled as soon as administratively practicable after the date they become nonforfeitable, subject to the Terms and Conditions herein.

_X_ A valid election to defer settlement has heretofore been filed with the Company, and settlement shall be made in accordance with such election, whose terms are incorporated by reference.

The Units include a right to Dividend Equivalents, which shall become nonforfeitable and be settled at the same time and manner as the Units to which they relate. The term “Units” includes any Dividend Equivalents credited to your Account.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and you have acknowledged the provisions of this Agreement.

HORACE MANN EDUCATORS CORPORATION

April 3, 2017	By:	/s/ Marita Zuraitis
Marita Zuraitis
President and Chief Executive Officer

Attachment: Performance-Based Restricted Stock Unit Terms and Conditions March 7, 2017

HORACE MANN EDUCATORS CORPORATION
2010 Comprehensive Executive Compensation Plan

(as amended and restated effective May 20, 2015)

PERFORMANCE-BASED RESTRICTED STOCK UNITS

TERMS AND CONDITIONS

The following Terms and Conditions apply to the Restricted Stock Units granted to you as an employee grantee by the Company and Units resulting from Dividend Equivalents (if any), as specified in the Restricted Stock Units Agreement of which these Terms and Conditions form a part. Certain terms of the Units, including the number of Units granted, general performance requirements, and settlement date, are set forth on the designations page.

1.  General. By accepting the grant of the Units, you agree to be bound by all of the terms and provisions of this Agreement and the Plan (as presently in effect or later amended) which are incorporated herein by reference, the rules and regulations under the Plan adopted from time to time, and any interpretations, decisions and determinations the Compensation Committee of the Company’s Board of Directors (the “Committee”) may make from time to time. Terms used in this Agreement but not defined herein shall have the same meanings as in the Plan, except that the term “Units” shall refer solely to the Units granted hereunder. If there is any conflict between the provisions of this Agreement and mandatory provisions of the Plan, the provisions of the Plan govern.

2.  Account for You as Employee Grantee. The Company shall maintain a bookkeeping account for you (the “Account”) reflecting the number of Units granted hereunder, and adjusted for any Dividend Equivalents or other adjustments to the Units or any settlement or forfeiture thereof.

3.  Settlement in General; Six-month Delay for Specified Employees. Settlement of Units for which no valid deferral election is in effect shall be made in shares of Stock as soon as practicable following the date such the Units become nonforfeitable, and in any event within 75 days following such date, except as provided in paragraph 5(c) or (d). Settlement of Units for which a valid deferral election is in effect shall be made in shares of Stock in accordance with such deferral election. Notwithstanding the foregoing provisions of this paragraph 3, if you are a Specified Employee on the date of termination of service, any Units subject to Code Section 409A becoming subject to settlement on account of termination of service shall not be settled until the first day of the seventh month following your termination of service, or if earlier, the date of your death.

4.  Nontransferability and Other Limitations. Until a Unit has been settled, you may not transfer the Unit or any rights relating thereto to any third party other than by will or the laws of descent and distribution, except for transfers to a Beneficiary or as otherwise permitted and subject to the conditions under Section 12.03 of the Plan. Sales of shares of Stock delivered in settlement of Units will be subject to any Company policy regulating trading by employees. Additional events could result in forfeiture or loss of the Units.

5.  Termination of Service; Death, Disability, Retirement; Change in Control Except as provided below in this paragraph 5, if you have a termination of service for any reason, prior to the end of the Performance Period, any unvested Units shall thereupon be forfeited immediately.

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(a) Death or Disability. If you incur a disability (as defined below) or have a termination of service on account of your death prior to the end of the applicable Performance Period, the number of your earned Units shall be a pro rata portion of the number of Units that would have been earned if you had remained employed (not disabled) throughout the Performance Period, determined assuming target performance. The earned Units shall be vested and nonforfeitable immediately and shall be settled in accordance with the terms on the designations page under “Settlement.” The pro rata portion shall be determined by multiplying the number of Units that would have been so earned by a fraction (the “Proration Fraction”), the numerator of which is the number of days you were employed and not disabled during the Performance Period, and the denominator of which is the total number of days in the Performance Period. You will be “disabled” for purposes of this paragraph 5(a) if you have a disability (as determined under Treasury Regulations Section 1.409A-3(i)(4)).

(b) Retirement. If you Retire at least one year after the Grant Date and prior to the expiration of the Performance Period, the number of your earned Units shall be a pro rata portion of the number of Units that would have been earned if you had remained employed throughout the Performance Period, determined based on actual performance, which Units shall be vested and nonforfeitable and shall be settled at the expiration of the Performance Period, subject to paragraph 5(a) above. The pro rata portion of such earned Units shall be determined by multiplying the number of Units that would have been earned times the Proration Fraction (as defined above). If you retire less than one year after the Grant Date, your Units shall be forfeited. You shall be deemed to have Retired upon termination of service for any reason other than death, disability, or Cause (as defined in Section 11.03 of the Plan) on or after the earlier of (i) your attainment of 65 years of age and at least 5 years of service or (ii) your attainment of age 55 and at least 10 years of service. Notwithstanding the foregoing, all Units shall be forfeited in the event of a termination of service for Cause (as defined in Section 11.03 of the Plan).

(c) Change in Control. If on or after the occurrence of a Change in Control (as defined in Section 3.08(b) of the Plan) but prior to the first anniversary thereof and prior to the expiration of the Performance Period, you (i) have an involuntary termination of service by the Company other than for Cause (as defined in Section 11.03 of the Plan) and other than on account of death and is not disabled (as provided in paragraph 5(a)), or (ii) has a voluntary termination for Good Reason (as defined below), then any unearned Units shall be deemed earned at the target level and shall be immediately vested and no longer subject to forfeiture, and shall be settled in accordance with the terms on the designations page under “Settlement.” For purposes hereof, “Good Reason” means the occurrence any one or more of the following actions or omissions after a Change in Control and without your written consent: (i) a material reduction in your base compensation (i.e., base salary and annual incentive); (ii) requiring you to be based at any office or location more than 50 miles from the location at which you were based prior to the date of the Change in Control, and also farther from your residence than the location at which you were based prior to the date of the Change in Control; or (iii) any material adverse change in your responsibilities (including offices, titles, and reporting responsibilities) or duties; provided that, in order for you to have a termination of service for Good Reason, you must notify your employer of the event constituting such Good Reason within 90 days of the occurrence of such event. A delay in the delivery of such notice shall waive your right under this Agreement to terminate employment for Good Reason. The employer shall have 30 days to cure the event constituting Good Reason and you shall terminate employment upon the lapse of the cure period if no cure is effected.

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6.	Dividend Equivalents and Adjustments.

(a)  Dividend Equivalents. Dividend Equivalents will be credited on Units (other than Units that, at the relevant record date, previously have been settled or forfeited) and deemed reinvested in additional Units. Such crediting shall be as follows, except that the Committee, in its discretion, may vary the crediting medium (for example, by crediting cash dividend equivalents rather than additional Units for administrative convenience), and Dividend Equivalents so credited will be distributed or settled when the underlying Account is settled:

(i)  Cash Dividends. If the Company declares and pays a dividend or distribution on Stock in the form of cash, then additional Units shall be credited to your Account (in lieu of payment or crediting of cash dividend equivalents) in a number equal to the number of Units credited to the Account as of the relevant record date multiplied by the amount of cash paid per share in such dividend or distribution divided by the Fair Market Value of a share of Stock at the payment date for such dividend or distribution.

(ii)  Non-Stock Dividends. If the Company declares and pays a dividend or distribution on Stock in the form of property other than shares of Stock, then a number of additional Units shall be credited to your Account as of the payment date for such dividend or distribution in a number equal to the number of Units credited to the Account as of the record date for such dividend or distribution multiplied by the fair market value of such property actually paid as a dividend or distribution on each outstanding share of Stock at such payment date, divided by the Fair Market Value of a share of Stock at such payment date.

(iii)  Stock Dividends and Splits. If the Company declares and pays a dividend or distribution on Stock in the form of additional shares of Stock, or there occurs a forward split of Stock, then a number of additional Units shall be credited to your Account as of the payment date for such dividend or distribution or forward split equal to the number of Units credited to the Account as of the record date for such dividend or distribution or split multiplied by the number of additional shares of Stock actually paid as a dividend or distribution or issued in such split in respect of each outstanding share of Stock.

(b)  Adjustments. The number of Units credited to your Account shall be appropriately adjusted, in order to prevent dilution or enlargement of your rights with respect to Units or to reflect any changes in the number of outstanding shares of Stock resulting from any event referred to in Section 12.05 of the Plan or otherwise, in the discretion of the Committee.

7.    Your Representations and Warranties. You acknowledge receipt of the Plan and Form S-8 Prospectus in connection with the grant of Units. As a condition to the settlement of the Units, the Company may require you to make any representation or warranty to the Company as may be determined by the Committee or by counsel to the Company to be appropriate or required by law or regulation.

8.	Miscellaneous.

(a)  Binding Agreement; Written Amendments. This Agreement shall be binding upon the heirs, executors, administrators and successors of the parties. The Plan, this Agreement and any deferral election relating to the Units constitute the entire agreement between the parties

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with respect to the Units, and supersede any prior agreements or understandings with respect to the Units. No amendment or alteration of this Agreement which may impose any additional obligation upon the Company shall be valid unless expressed in a written instrument duly executed in the name of the Company, and no amendment, alteration, suspension or termination of this Agreement which materially impairs your rights with respect to the Units shall be valid unless expressed in a written instrument executed by you. Any amendment, alteration, suspension or termination required by law or the terms of any Agreement to which the Company is a party, or necessary to preserve or improve the tax status of the Units for you shall be deemed not to materially impair your rights with respect to the Units.

(b)  No Promise of Continued Employment. The Units and the granting thereof shall not constitute or be evidence of any agreement or understanding, express or implied, that you have a right to continue as an officer or employee of the Company for any period of time, or at any particular rate of compensation.

(c)  Recoupment. All rights granted and/or shares of Stock delivered under this Agreement are subject to recoupment under the Company’s recoupment policy as in effect from time to time.

(d)  Governing Law. The validity, construction, and effect of this Agreement shall be determined in accordance with the laws (including those governing contracts) of the state of Delaware, without giving effect to principles of conflicts of laws, and in accordance with applicable federal law.

(e)  Fractional Units and Shares. The number of Units credited to your Account shall include fractional Units calculated to at least two decimal places, unless otherwise determined by the Committee. Upon settlement of the Units you shall be paid, in cash, an amount equal to the value of any fractional share that would have otherwise been deliverable in settlement of such Units.

(f)  Mandatory Tax Withholding. Unless otherwise determined by the Committee, at the time the Units become subject to tax, the Company will withhold from any shares deliverable in settlement of the Units (or if the Units become subject to tax prior to the settlement date, the Company will reduce the number of Units in your Account), in accordance with Section 12.06 of the Plan, the number of whole shares of Stock having a value nearest to, but not exceeding, the amount of income and employment taxes required to be withheld under applicable laws and regulations, and pay the amount of such withholding taxes in cash to the appropriate taxing authorities. You will be responsible for any withholding taxes not satisfied by means of such mandatory withholding and for all taxes in excess of such withholding taxes that may be due with respect to the Units upon vesting or settlement or otherwise.

(g)  Unfunded Obligations. The grant of the Units and the maintenance of your Account shall be by means of bookkeeping entries on the books of the Company and shall not create for you any right to, or claim against any, specific assets of the Company, nor result in the creation of any trust or escrow account for you. With respect to your entitlement to any distribution hereunder, you shall be a general creditor of the Company.

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(h)  Notices. Any notice to be given the Company under this Agreement shall be addressed to the Company at its principal executive offices, in care of the Vice President, HR Finance, and any notice to you shall be addressed to you at your address as then appearing in the records of the Company.

(i)   No Shareholder Rights. You and any Beneficiary shall not have any rights with respect to Stock (including voting rights) covered by this Agreement prior to the settlement of the Units and distribution of the shares of Stock as specified herein.

Effective: March 7, 2017

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